FOR IMMEDIATE RELEASE
GSE SOLUTIONS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Columbia, MD – April 14, 2020 - GSE Systems, Inc. (“GSE Solutions”, “GSE”, or “the Company”) (Nasdaq: GVP),  a leader in delivering engineering, compliance, simulation, training and workforce solutions to the power industry, today announced its financial results for the fourth quarter (“Q4”) and fiscal year ended December 31, 2019.

FULL YEAR 2019 OVERVIEW
•	Revenue of $83.0 million, compared to $92.2 million in 2018.
•	Gross profit of $20.3 million, compared to $23.1 million in 2018.
•	Operating loss of $(7.1) million, compared to operating income of $1.4 million in 2018.
•	Net loss of $(4.9) million, or $(0.25) per diluted share, compared to net loss of $(0.4) million, or $(0.02) per diluted share, in 2018.
•	Adjusted net income[1] of $2.4 million, or $0.12 per diluted share, compared to adjusted net loss of $(3.6) million, or $(0.18) per diluted share, in 2018.
•	Adjusted EBITDA[1] of $4.8 million, compared to $7.4 million in 2018.
•	Cash flow provided by operations totaled $4.0 million, compared to cash flow used in operations of $(3.5) million in 2018.
•	New orders totaled $59.1 million, compared to $88.0 million in 2018.

Q4 2019 OVERVIEW
•	Revenue of $17.3 million, compared to $22.9 million in Q4 2018.
•	Gross profit of $5.0 million, compared to $6.5 million in Q4 2018.
•	Operating loss of $(1.5) million, compared to operating income of $1.8 million in Q4 2018.
•	Net income of $0.6 million, or $0.03 per diluted share, compared to $0.7 million, or $0.03 per diluted share, in Q4 2018.
•	Adjusted net income[1] of $1.2 million, or $0.06 per diluted share, compared to $0.4 million, or $0.02 per diluted share, in Q4 2018.
•	Adjusted EBITDA[1] of $1.2 million, compared to $2.8 million in Q4 2018.
•	New orders equaled $16.2 million, compared to $19.4 million in Q4 2018.

At December 31, 2019
•	Cash and cash equivalents totaled $11.7 million.
•	Working capital totaled $3.8 million and current ratio equaled 1.1x.
•	Total debt equaled $18.5 million.
•	Backlog totaled $52.7 million.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBITDA” and “adjusted net income”.

Kyle J. Loudermilk, GSE’s President and Chief Executive Officer, said, “Our fourth quarter and full year 2019 adjusted EBITDA totaled $1.2 million and $4.8 million, respectively.  These results do not reflect GSE’s full potential as we were negatively impacted by previously disclosed issues at DP Engineering as well as a general lull in nuclear industry demand for training and staffing services.  Nonetheless, we generated strong cash flow from operations and paid down more than $4.3 million of debt. During the fourth quarter, we also wrote down operating lease right-of-use assets related to excess office space in Sykesville and Fort Worth, facilitating future sublet opportunities and potential incremental cash flow.”

Mr. Loudermilk continued, “We are cautiously optimistic about GSE’s prospects for 2020, acknowledging global uncertainty surrounding the impact of COVID-19.  We have implemented a companywide risk mitigation plan to protect our employees, business partners and clients, whose nuclear power plants must be operated, maintained and serviced, regardless of the duration and severity of the pandemic.  Our longstanding customers rely on our complex solutions and services, which are considered ‘essential’ to safely and efficiently provide the world with carbon-free baseload energy.  Prior to the COVID-19 outbreak, we anticipated improved operating results and fewer operational distractions this year.  We successfully turned around DP Engineering, which this quarter contributed positive EBITDA for the first time since our acquisition in February 2019; we were witnessing greater bidding activity in our Nuclear Industry Training and Consulting segment; and seeing steady order flow in Performance Improvement Solutions.  It is difficult to quantify the impact of COVID-19, which so far has just required us to furlough a handful of non-essential billable NITC employees from Hyperspring. On the other hand, our Absolute Consulting business is providing payroll services for more than 100 individuals deployed for a stand-up hospital in Long Beach, California in support of the state’s COVID-19 efforts. This is an excellent example of our team’s ability to adapt and capitalize on 'outside the box’ opportunities in this challenging environment, while being part of the national solution.  Our long-term strategy remains unchanged: grow our business organically, contain costs, generate cash flow and deleverage our balance sheet with an eye on creating shareholder value.”

2019 FULL YEAR RECAP
Revenue decreased to $83.0 million in 2019, compared to $92.2 million in 2018, primarily reflecting a decrease in our Nuclear Industry Training and Consulting segment. The increase of $2.8 million in the Company's Performance Improvement Solutions ("Performance") segment was driven by the acquisition of DP Engineering, which contributed $8.2 million in revenue. This increase was partially offset by a decline of $2.0 million in revenue from certain foreign subsidiaries, driven by the intentional international restructuring efforts. The decrease of $12.1 million from the Company's Nuclear Industry Training and Consulting ("NITC") segment reflected lower customer demand for staffing driven by three major staff augmentation projects in 2018 that wound down in the beginning of 2019,  resulting in lower utilization during the year ended December 31, 2019.

Gross profit decreased $2.8 to $20.3 million, or 24.5% of revenue in 2019, compared to $23.1 million, or 25.1% of revenue in 2018. Our margin is impacted by our mix of business, but overall remained steady.

Operating loss totaled $(7.1) million in 2019, compared to operating income of $1.4 million in 2018, with the majority of the change resulting from a non-cash impairment of certain intangible assets associated with our DP Acquisition.

Net loss was $(4.9) million, or $(0.25) per diluted share in 2019, compared to net loss of $(0.4) million, or $(0.02) per diluted share, in 2018.

Adjusted net income1 increased to $2.4 million, or $0.12 per diluted share in 2019, compared to $(3.6) million, or $(0.18) per diluted share in 2018.

Earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $(2.2) million in 2019, compared to $3.7 million in 2018.

Adjusted EBITDA1  totaled $4.8 million in 2019, compared to $7.4 million in 2018.

Performance new orders totaled $27.4 million in 2019 compared to $42.6 million in 2018, with DP Engineering having contributed $1.7 million of new orders in 2019. NITC new orders totaled $31.7 million in 2019 compared to $45.4 million in 2018. The decline in new orders is due to a combination of factors including customer budget cuts, expected new orders being delayed until the 2020, and the cyclical nature of our industry and business. To remediate the decline in new orders, we re-established our business development strategy in the first half of the year to drive new orders.

Q4 2019 RESULTS
Q4 2019 revenue decreased $5.6 million from $22.9 million in Q4 2018 to $17.3 million in Q4 2019. The year-over-year decrease was driven by a decrease of $3.2 million in the Company's Performance segment and a decrease of $2.4 million from the Company's NITC segment.

The decrease in the Performance segment's revenue primarily reflects major projects at the end of 2018 that were completed at the beginning of 2019 and the closure of certain international subsidiaries.

The year-over-year decrease in the NITC segment's revenue was primarily caused by lower customer demand for staffing resulting in lower utilization during the year.

(in thousands)	Three Months ended December 31,		Twelve Months ended December 31,
Revenue:	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(audited)
Performance	$9,159	$12,340	$45,776	$42,954
NITC	8,133	10,515	37,199	49,295
Total Revenue	$17,292	$22,855	$82,975	$92,249

Performance new orders totaled $8.4 million in Q4 2019, compared to $10.9 million in Q4 2018.  NITC new orders totaled $7.8 million in Q4 2019, compared to $8.5 million in Q4 2018.

Q4 2019 gross profit was $5.0 million, or 29.0% of revenue, compared to $6.5 million, or 28.3% of revenue, in Q4 2018.

(in thousands)	Three Months ended December 31,				Twelve Months ended December 31,
Gross Profit:	2019	%	2018	%	2019	%	2018	%
	(unaudited)		(unaudited)		(unaudited)		(audited)
Performance	$3,444	37.6%	$5,139	41.6%	$15,231	33.3%	$16,457	38.3%
NITC	1,578	19.4%	1,332	12.7%	5,067	13.6%	6,673	13.5%
Consolidated Gross Profit	$5,022	29.0%	$6,471	28.3%	$20,298	24.5%	$23,130	25.1%

Performance gross profit for Q4 2019 was $3.4 million, or 37.6% gross profit margin, compared to $5.1 million, or 41.6% gross profit margin, in Q4 2018. The year-over-year decrease in gross profit for Performance during Q4 2019 was primarily driven by DP Engineering, which decreased Performance Improvement Solutions margin by 3.9%. The lower margin at DP Engineering in 2019 was driven by an adverse event at a significant customer as previously disclosed.
NITC gross profit for Q4 2019 was $1.6 million, or 19.4% gross profit margin, compared to $1.3 million, or 12.7% gross profit margin, in Q4 2018. Absolute Consulting contributed $0.6 million to the gross profit for NITC in Q4 2019, with a gross profit margin of 13.3%, which resulted in a lower gross profit for the segment in Q4 2019.

Selling, general, and administrative expenses (SG&A) in Q4 2019 totaled $3.9 million, or 22.8% of revenue, compared to $3.8 million, or 16.6% of revenue, in Q4 2018. The minor fluctuations for the periods presented were due to normal variances in operating costs.

As part of the on-going restructuring plans to right-size the organization, as of December 31, 2019, management decided to cease use of a portion of several operating lease right-of-use lease assets in long idled space in the Company’s Sykesville office and in DP Engineering’s Fort Worth office. Restructuring charges for Q4 2019 totaled $1.7 million, mostly due to the write down of operating lease right-of-use assets. The Company has recorded restructuring charges of $2.5 million in 2019 related to our plans.

Operating loss was approximately $(1.5) million in Q4 2019, compared to Operating income of $1.8 million in Q4 2018. The decrease was due to both lower gross profit and restructuring charges taken in Q4 2019.

The Company recorded a tax benefit of $0.2 million in Q4 2019. As of each reporting date, the Company’s management assesses the realizability of deferred tax assets. Based on the assessment the Company’s management performed as of December 31, 2019, the Company concluded that critical pieces of positive evidence supporting the realization of deferred tax assets exist including the strength of three year cumulative positive core earnings, reversal of existing deferred temporary differences and future taxable income for the U.S. entities. As a result, the Company has determined that a valuation allowance in the U.S. is not appropriate at this time.
Net income for Q4 2019 totaled $0.6 million, or $0.03 per basic and diluted share, compared to $0.7 million, or $0.03 per basic and diluted share, in Q4 2018.
Adjusted net income1 totaled $1.2 million, or $0.06 per diluted share in Q4 2019, compared to $0.4 million, or $0.02 per diluted share, in Q4 2018.

EBITDA for Q4 2019 was approximately $1.2 million, compared to $2.6 million in Q4 2018.

Adjusted EBITDA1 totaled $1.2 million in Q4 2019, compared to $2.8 million in Q4 2018.

BACKLOG AND CASH POSITION
Backlog at December 31, 2019, was $52.7 million, including $37.2 million of Performance backlog, and $15.5 million of NITC backlog. At December 31, 2018, the Company's backlog was $70.6 million; $49.4 million for Performance and $21.2 million for NITC. The decrease in NITC backlog is primarily due to 2018 backlog that was converted to revenues during 2019 and has only been partially replaced by new orders. Excluding DP Engineering, Performance segment's backlog decreased by $13.9 million, primarily due to 2018 backlog that was converted to revenues during 2019 and has only been partially replaced by new orders.

GSE’s cash position at December 31, 2019, was $11.7 million, as compared to $12.1 million at December 31, 2018.

DP ENGINEERING
As previously announced, on February 15, 2019, GSE Performance Solutions, Inc., the Company’s wholly owned subsidiary, acquired DP Engineering for $13.5 million payable at closing (subject to customary pre- and post-closing working capital adjustments). DP Engineering is a provider of value-added technical engineering solutions and consulting services to nuclear power plants with an emphasis on preparation and implementation of design modifications during plant outages.

Approximately one week following the Company’s acquisition of DP Engineering, an adverse event occurred at one of DP Engineering’s major customer's locations that affected plant operations. This incident adversely impacted the relationship between DP Engineering and such major customer. On August 6, 2019, as a follow on to the Notice of Suspension, the Company received a Notice of Termination from this customer, notifying the Company that they were terminating their Engineer of Choice consulting service agreement with DP Engineering. On August 27, 2019 the Company filed a Demand for Indemnification under the parties' purchase agreement and, on December 30, 2019, the parties entered into a settlement agreement awarding GSE $2.0 million, which was received by the Company on December 31, 2019.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q4 and full year 2019 results as well as other matters.

Interested parties may participate in the call by dialing:
•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/36552/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available at the following link: https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/36552/indexl.html or at www.gses.com for a longer period.

ABOUT GSE SOLUTIONS
We are the future of operational excellence in the power industry. As a collective group, GSE Solutions leverages top skills, expertise, and technology to provide highly specialized solutions that enable customers to achieve the performance they envision. Our experts deliver and support end-to-end training, engineering, compliance, simulation, and workforce solutions that help the power industry reduce risk and optimize plant operations. GSE is a proven solution provider, with more than four decades of industry experience and more than 1,100 installations serving hundreds of customers in over 50 countries spanning the globe. www.gses.com

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Kyle Loudermilk	Kalle Ahl, CFA
Chief Executive Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7800

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenue	$17,292	$22,855	$82,975	$92,249
Cost of revenue	12,270	16,384	62,677	69,119
Gross profit	5,022	6,471	20,298	23,130

Selling, general and administrative	3,938	3,783	16,169	17,469
Research and development	184	134	710	899
Restructuring charges	1,736	92	2,478	1,269
Loss on impairment	133	-	5,597	-
Depreciation	63	104	363	515
Amortization of definite-lived intangible assets	495	518	2,045	1,612
Total operating expenses	6,549	4,631	27,362	21,764

Operating (loss) income	(1,527)	1,840	(7,064)	1,366

Interest (expense) income, net	(176)	(115)	(988)	(268)
(Loss) gain on derivative instruments, net	56	(44)	(13)	(350)
Other income (expense), net	2,006	5	2,068	29

Income (loss) before income taxes	359	1,686	(5,997)	777

Provision (benefit) for income taxes	(207)	1,007	(1,081)	1,131

Net income (loss)	$566	$679	$(4,916)	$(354)

Basic income (loss) per common share	$0.03	$0.03	$(0.25)	$(0.02)
Diluted income (loss) per common share	$0.03	$0.03	$(0.25)	$(0.02)

Weighted average shares outstanding - Basic	20,017,028	19,802,707	20,062,021	19,704,999
Weighted average shares outstanding - Diluted	20,560,399	20,100,489	20,062,021	19,704,999

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)
	(unaudited)	(audited)
	December 31, 2019	December 31, 2018
Cash and cash equivalents	$11,691	$12,123
Current assets	30,779	35,000
Total assets	$65,677	$61,440

Current liabilities	$26,958	$22,330
Long-term liabilities	11,432	7,981
Stockholders' equity	$27,287	$31,129

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
References to “EBITDA” mean net income (loss), before taking into account interest income and expense, provision for income taxes, depreciation and amortization. References to Adjusted EBITDA exclude the impact on our (loss) of any impairment of our intangibles, gain from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition-related expense, acquisition-related legal settlement and bad debt expense due to customer bankruptcy. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net loss	$566	$679	$(4,916)	$(354)
Interest expense (income), net	176	115	988	268
Provision for income taxes	(207)	1,007	(1,081)	1,131
Depreciation and amortization	631	776	2,774	2,634
EBITDA	1,166	2,577	(2,235)	3,679
Impairment of intangible assets	133	-	5,597	-
Gain from the change in fair value of contingent consideration	-	-	(1,200)	-
Restructuring charges	1,736	92	2,478	1,269
Stock-based compensation expense	270	(9)	1,420	1,526
Impact of the change in fair value of derivative instruments	(56)	44	13	350
Acquisition-related expense	-	49	744	540
Acquisition-related legal settlement	(2,025)	-	(2,025)	-
Bad debt expense due to customer bankruptcy	-	20	-	85
Adjusted EBITDA	$1,224	$2,773	$4,792	$7,449

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
References to Adjusted net income exclude the impact of gain from the change in fair value of contingent consideration, loss on impairment of our intangibles, restructuring charges, stock-based compensation expense, change in fair value of derivative instruments, acquisition-related expense, acquisition-related legal settlement, amortization of intangible assets related to acquisitions, bad debt expense due to customer bankruptcy, release of valuation allowance, and the income tax expense impact of any such adjustments. Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net loss	$566	$679	$(4,916)	$(354)
Gain from the change in fair value of contingent consideration	-	-	(1,200)	-
Impairment of intangible assets	133	-	5,597	-
Restructuring charges	1,736	92	2,478	1,269
Stock-based compensation expense	270	(9)	1,420	1,526
Impact of the change in fair value of derivative instruments	(56)	44	13	350
Acquisition-related expense	-	49	744	540
Acquisition-related legal settlement	(2,025)	-	(2,025)	-
Amortization of intangible assets related to acquisitions	495	518	2,045	1,612
Bad debt expense due to customer bankruptcy	-	20	-	85
Release of valuation allowance	(82)	(339)	(82)	(339)
Income tax expense impact of adjustments	195	(627)	(1,630)	(8,251)
Adjusted net income	$1,232	$427	$2,444	$(3,562)

Diluted earnings (loss) per common share	$0.03	$0.03	$(0.25)	$(0.02)

Adjusted earnings per common share – Diluted	$0.06	$0.02	$0.12	$(0.18)

Weighted average shares outstanding – Diluted(a)	20,560,399	20,100,489	20,376,255	19,704,999

(a) During the year ended December 31, 2019, the Company reported a GAAP net loss and positive adjusted net income. Accordingly, there were 317,233 dilutive shares from options and RSUs included in the adjusted earnings per common share calculation for the year ended December 31, 2018, that were considered anti-dilutive in determining the GAAP diluted loss per common share.